Exhibit 4.1


                                             September 1, 2005

Mr. Jack Kleinert
Chief Executive Officer
Velocity Asset Management, Inc
3100 Route 138 West
Wall, NJ 07719

         Re:  Business Advisory Agreement

Dear Jack:

This letter confirms our mutual understanding and agreement ("Agreement") relating to the business advisory fees ("Fees") payable to Lomond International, Inc. ("LI"), a North Carolina corporation, by Velocity Asset Management, Inc ("Company"), a Delaware corporation, for LI's business advisory services rendered in connection with any equity and/or debt investment, merger, acquisition, partnership, joint venture, investment, strategic alliance or any other business combination (any such transaction is referred to herein as a "Transaction"), entered into by the Company with a business entity and/or individual ( "Entity") that was introduced, directly or indirectly, to the Company by LI.

         LI hereby agrees to provide such business advisory services to the Company on a "best efforts, non-exclusive" basis for a term ("Term") of 12 months in accordance with the terms and conditions of this Agreement. LI makes no assurances that the provision of its business advisory services hereunder will be beneficial to the Company under any circumstances.

         It is further understood and agreed by the parties hereto that the Company is entering into this Agreement for the purpose of inducing LI to provide business advisory services in connection with the Company's business interests with investment banking firms, brokerage firms, investors, financiers, buyers and/or sellers who may participate in a Transaction with the Company. While LI represents and warrants to use its best efforts to provide business advisory services, it is specifically understood that no assurances can be made as to the benefit to the Company of such services.

         Now, therefore, in consideration of the mutual promises and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto the parties hereto hereby agree as follows:

         1. The Company shall pay to LI the business advisory Fees related to its business advisory services upon the Company consummating a Transaction during the Term of this Agreement or within two (2) years after the date of the termination of this Agreement with an Entity introduced by LI to the Company during the term of this Agreement. The Company acknowledges that during the Term of this Agreement and the two years that follow, the Company shall have an affirmative obligation to promptly notify LI when and if it is formally negotiating with an Entity, entering into a Letter of Intent with an Entity and/or consummating a Transaction with an Entity.

         2.  LI shall be deemed to have introduced the Entity to the Company if
(a) the Company has no prior knowledge of the interest by the Entity in the proposed Transaction and/or (b) LI provides an introduction to a representative of such Entity who is in a position to evaluate the Transaction and whose normal function is to recommend or commit to such Transactions on behalf of such Entity.

         3. In the event of any equity and/or debt investment, merger, acquisition, partnership, joint venture or other business combination by and between the Company and the Entity, in which LI was instrumental in introducing, directly or indirectly, to the Company, the Company shall pay to LI the business advisory fee equal to two percent (2%) of the Gross Aggregate Consideration. The fee shall be paid in either cash or common stock, at the option of the Company and shall be due and owing on the date and at the time the Transaction is first consummated. If the Company elects to pay LI's fee in common stock, then the value of the common stock will be determined by averaging the closing bid price of the Company's common stock for the 10 trading days prior to the closing of the Transaction.

         As an inducement to enter into this Agreement, the Company agrees to sell to Lomond, a warrant to purchase Fifty Thousand (50,000) shares of the Company's common stock with an exercise price of $2.50 per share, and an expiration date of March 31, 2009, for an aggregate purchase price of $2,500, at the time of the signing of this Agreement. All of the other terms of this warrant will be identical to the $2.50 warrants currently outstanding by the Company. The Warrant will participate in all forward and reverse stock splits and stock dividends and will have a one-time piggy-back registration right on the warrant and the shares of common stock underlying the Warrant. These warrants have no risk of forfeiture and therefore under GAAP guidelines, the Company agrees to expense the issuance of these warrants at the time of issuance, in an amount calculated under the Black-Sholes Method.

         Not withstanding any other provisions in the Agreement, LI has introduced the Company to a business opportunity in California. The Company agrees that if a Transaction or series of Transactions are contemplated, prior to the consummation of any Transaction, the Company and LI will negotiate in good faith, a fee payable to LI, based on a percentage of the gross operating profit derived from the Transaction for a period in the future to be determined.

         4. The Term "Gross Aggregate Consideration" as used in this Agreement and the appended Schedule A means:

         (a) in the event of a purchase of the Company's assets, the price paid for the assets acquired and the interest bearing indebtedness assumed by an Entity;
         (b) in the event of a purchase of the Company's stock or a merger with an Entity, the price paid to the selling stockholders plus the interest bearing indebtedness assumed by the Company or Entity;
         (c) in the event of an investment in an Entity, the total investment in the Entity by the Company; or
         (d) in the event of an investment by an Entity in the Company of any and all currency, full fair market value of securities, and any other assets received from any combination of the above accepted by the Company.

         In determining the Gross Aggregate Consideration paid in shares of stock or other property, such stock or property shall be valued at its fair market value as determined in good faith by the Company. .

         5. LI agrees that it will use its best efforts to assist the Company with its business advisory services. However, LI is not an agent of the Company. Rather, LI is an independent contractor and business advisor who is doing business with the Company as a non-exclusive, independent business advisor. Both the Company and LI recognize and acknowledge that LI has no authority to execute any agreements on behalf of the Company.

         6. If the Company was aware of an Entity from a source other than LI prior to the date that LI provides an introduction or otherwise makes the Company aware of the Entity's interest, the Company must provide LI with proof of this fact within 15 business days. If the Company does not provide such proof within this time period, the Company will be deemed to have expressly waived any objection it has to paying LI the business advisory Fees in accordance with this Agreement. If, however, the Company does provide such proof within the time specified, the Company will have no obligation to LI to pay the business advisory Fees with respect to the introduction of that particular Entity.

         7. During the Term of this Agreement, LI shall be reimbursed by the Company for its reasonable expenses, which are related to the rendering of the business advisory services pursuant to this Agreement, including, but not limited to expenses for business advisory services, due diligence, travel and communications, provided such expenses have been approved in advance by the Company. All requests for expenses shall be reimbursed to LI within 30 days of itemized statement presentation to the Company upon the closing of a Transaction. LI is responsible for its own legal, accounting and related costs and expenses.

         8. Either party hereto may terminate this Agreement at any time upon 30 days written notice, without any liability or continuing obligation, except that the termination of this Agreement shall not affect the business advisory Fees payable to LI as provided in paragraph 1 herein, nor shall it affect the Company's obligation to reimburse LI its reasonable expenses as identified in paragraph 7 herein.

         9. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, the jurisdiction of incorporation of the Company. This Agreement is the sole and entire agreement between the parties hereto pertaining to its subject matter and supersedes all prior oral and written agreements, representations and understandings of the parties hereto. No modifications of the Agreement shall be binding unless agreed to in writing by the parties hereto. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties hereto provided that neither this Agreement nor any of LI's rights hereunder may be assigned by LI without the prior written consent of the Company.


                                               Very truly yours,

                                               /s/ MARTIN A. SUMICHRAST
                                               ------------------------


                                               Martin A. Sumichrast
                                               Managing Director





AGREED AND ACCEPTED:

VELOCITY ASSET MANAGEMENT, INC.




By: /s/ JOHN C. KLEINERT                    Dated: 9/1/2005
    --------------------                           --------
    Jack Kleinert
    Chief Executive Officer